UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2022
VALLON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40034	82-4369909
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)
100 N.18th Street, Suite 300
Philadelphia, PA 19103
(Address of principal executive offices and zip code)
(267) 207-3606
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VLON	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 3.02     Unregistered Sales of Equity Securities.

As previously reported, on May 13, 2022, Vallon Pharmaceuticals, Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement with certain investors (the “Securities Purchase Agreement”) for the sale of up to 3,700,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at a purchase price of $1.0632 per Share in a registered direct offering (the “Offering”). In a concurrent private placement also pursuant to the Securities Purchase Agreement (the “Private Placement”), for each Share of common stock purchased by an investor, such investor was entitled receive from the Company an unregistered warrant (the “Warrant” and, together with the “Shares,” the “Securities”) to purchase one Share of common stock.

On May 17, 2022, the Company closed on the Offering and the Private Placement. With respect to the Shares, the Offering was made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-264488), which was filed with the SEC on April 26, 2022 and declared effective by the SEC on May 2, 2022. The Warrants and the Shares issuable upon exercise of the Warrants were sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws. The gross proceeds from the Offering and Private Placement were approximately $3.9 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by the Company. The Company currently intends to use the net proceeds of the Offering and Private Placement for general corporate and working capital purposes and expenses associated with the exploration of strategic alternatives.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 16, 2022, the Board of Directors (the "Board") of the Company, adopted Amendment No. 1 (the “Amendment”) to the Amended and Restated Bylaws of the Company (the “Bylaws”). The changes to the Bylaws pursuant to the Amendment are effective following the final adjournment of the 2022 annual meeting of the Company's stockholders. The Amendment amends Section 2.6 of the Bylaws, dealing with a quorum at meetings of stockholders, to generally provide that a quorum is at least one-third of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy. Prior to effectiveness of the Amendment, a quorum is a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy.

The Amendment also amends Section 2.8(b) of the Bylaws, to generally provide that all corporate actions to be taken by vote of the stockholders shall be authorized by a majority of votes cast (with abstentions and broker non-votes counting as neither votes cast for or against the matter). Prior to effectiveness of the Amendment, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K (this "Current Report") and is incorporated by reference herein.

Item 8.01    Other Events.
The disclosures under Item 3.02 to this Current Report are hereby incorporated by reference into this Item 8.01 disclosure.

On May 16, 2022, the Board appointed Marella Thorell as chairperson of the Board. As additional compensation for service in the role of chairperson of the Board, the Board granted Ms. Thorell a restricted stock unit award effective on July 1, 2022 with a value equal to $20,000, which amount will vest and become payable in substantially equal quarterly installments during the one-year period commencing on the date of grant, subject to Ms. Thorell’s continued service on the Board.

In addition, on May 16, 2022, Ms. Thorell resigned as chairperson of the Audit Committee and the Board appointed Meenu Karson as the new chairperson of the Audit Committee.

Forward-Looking Statements

This Current Report contains forward-looking statements that involve risks and uncertainties, such as statements related to use of the proceeds from the Offering and the Private Placement. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, market conditions, and other risks detailed from time to time in the Company’s periodic reports and other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Current Report. The Company does not intend to revise or update any forward-looking statement in this Current Report as a result of new information, future events or otherwise, except as required by law.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
3.1	Amendment No. 1 to the Amended and Restated Bylaws, certified as of May 16, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 18, 2022	VALLON PHARMACEUTICALS, INC.
By: /s/ Leanne Kelly
Leanne Kelly
Chief Financial Officer